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                                                                    Exhibit 4(h)

                    WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                         CHARITABLE REMAINDER UNITRUST
                           WAIVER OF SURRENDER CHARGES
                                  ENDORSEMENT

ADDITIONAL TIMES WHEN SURRENDER CHARGES WILL BE WAIVED

In addition to those situations set forth in the contract, the surrender charge will not apply to withdrawals of any amounts in excess of the total net purchase payment(s) made to that time when the contract is owned by a trustee of a Charitable Remainder Unitrust. Withdrawals from such a contract are deemed to be taken first from any such excess amounts. Only after such excess has been exhausted are withdrawals deemed to be taken from net purchase payments.

DEFINITIONS

"Charitable Remainder Unitrust" means a trust as defined in Section 664(d)(2) of the Internal Revenue Code of 1986, as amended.



       /s/ James N. Clark                     /s/ John F. Barrett
            Secretary                            President and
                                           Chief Executive Officer